UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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ENTERTAINMENT PROPERTIES TRUST

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ENTERTAINMENT PROPERTIES TRUST
30 W. Pershing Road, Suite 201
Kansas City, Missouri 64108
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 7, 2008
To our shareholders:
The 2008 annual meeting of shareholders of Entertainment Properties Trust will be held at the Leawood Town Centre 20 Theatre, 11701 Nall, Leawood, Kansas 66211, on May 7, 2008 at 10:00 a.m. (local time). At the meeting, our shareholders will vote upon

Proposal 1:	The election of two Class II trustees for a three year term, and

Proposal 2:	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008, and transact any other business that may properly come before the meeting.
All holders of record of our common shares at the close of business on February 15, 2008 are entitled to vote at the meeting or any postponement or adjournment of the meeting.
You are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, our Board of Trustees asks that you sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for your convenience. Your vote is important and all shareholders are encouraged to attend and vote in person or vote by proxy.
Thank you for your support and continued interest in our Company.

BY ORDER OF THE BOARD OF TRUSTEES

Gregory K. Silvers
Vice President, Chief Operating Officer, General Counsel and Secretary
Kansas City, Missouri
April 11, 2008
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 7, 2008 — the proxy statement and annual report to shareholders are available at www.edocumentview.com/EPR.

ENTERTAINMENT PROPERTIES TRUST
30 W. Pershing Road, Suite 201
Kansas City, Missouri 64108

PROXY STATEMENT

     This proxy statement provides information about the annual meeting of shareholders of Entertainment Properties Trust (“we,” “us” or the “Company”) to be held at the Leawood Town Centre 20 Theatre, 11701 Nall, Leawood, Kansas 66211, on May 7, 2008, beginning at 10:00 a.m. (local time), and at any postponement or adjournment of the meeting.
     This proxy statement and the enclosed proxy card were first mailed to shareholders on or about April 11, 2008.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 7, 2008 — the proxy statement and annual report to shareholders are available at www.edocumentview.com/EPR.

ABOUT THE MEETING
What am I voting on?
     The Board of Trustees (also referred to herein as the “Board”) is soliciting your vote for:
•	The election of two Class II trustees for a three year term, and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008.
     Our management will report on the performance of the Company during 2007 and respond to questions from shareholders.
Who is entitled to vote at the meeting?
     Holders of record of our common shares at the close of business on February 15, 2008, are entitled to receive notice of the annual meeting and to vote their common shares held on that date at the meeting or any postponement or adjournment of the meeting.
How many votes do I have?
     Each common share has one vote. The enclosed proxy card shows the number of common shares you are entitled to vote.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of our common shares outstanding on the record date will constitute a quorum, permitting the meeting to proceed. On the record date, 28,069,129 common shares of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in calculating the number of common shares present at the meeting for the purpose of establishing a quorum.
How do I vote?
     If you complete and properly sign the enclosed proxy card and return it to us before the meeting, your common shares will be voted as you direct. If you are a shareholder of record and attend the meeting in person, you may deliver your completed proxy card at the meeting. You are also invited to vote in person at the meeting. You may request a ballot when you arrive.
     If your shares are held in the name of a bank, broker or other nominee and you wish to vote at the meeting, you must obtain a proxy form from the institution that holds your shares.
     If you are a participant in our dividend reinvestment and direct share purchase plan, your plan shares will be voted as you instruct on your proxy card.

Does EPR have a policy for confidential voting?
     We have a confidential voting policy. Your proxy will be kept confidential and will not be disclosed to third parties, other than our inspector of election and personnel involved in processing the proxy cards and tabulating the vote.
Can I change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the meeting by sending a written notice of revocation or a duly executed proxy with a later date to the Secretary of the Company. Your proxy will also be revoked if you attend the meeting and vote in person. If you merely attend the meeting but do not vote in person, your previously granted proxy will not be revoked.
What are the Board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your common shares in accordance with the recommendations of the Board of Trustees. The Board recommends you vote:
•	For the election of the two individuals nominated as Class II trustees, and

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008.
     If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board of Trustees or, if no recommendation is given, in their own discretion.
How many votes are needed to approve each item?
     Election of Trustee. The affirmative vote of a plurality of the common shares voted at the meeting is required for the election of the Class II trustees. This means the nominees in Class II receiving the greatest number of votes will be elected. We will not count abstentions in the election of the trustee. If you check “WITHHOLD” under a nominee’s name on your proxy card, your shares will be voted against the nominee. You may also vote against a nominee by striking through his name on your proxy card.
     Ratification of appointment of independent registered public accounting firm. The affirmative vote of a majority of the common shares voted at the meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008. We will not count abstentions in the ratification of KPMG LLP as our independent registered public accounting firm for 2008.
How will broker non-votes be counted?
     Broker non-votes (which occur when a broker or other nominee has not received directions from its customers and does not have discretionary authority to vote the customers’ shares) will not have the effect of a vote against any proposal.

What does it mean if I receive more than one proxy card?
     Some of your shares may be held in more than one account. Please date, sign and return all of your proxy cards to ensure all your common shares are voted.
What if I receive only one set of proxy materials although there are multiple shareholders at my address?
     If you and other residents at your mailing address own common shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your nominee will have sent one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by contacting us at 30 W. Pershing Road, Suite 201, Kansas City, Missouri 64108, (816) 472-1700, Attention: Secretary. If you did not receive an individual copy of our annual report and proxy statement, we will send copies to you if you contact us at the above address or telephone number. If you and other residents at your address have been receiving multiple copies of our annual report and proxy statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.
Are the proxy statement and annual report to shareholders available on the Internet?
     This proxy statement and the annual report to shareholders are available on the Internet at www.edocumentview.com/EPR.

PROPOSAL 1:
ELECTION OF TRUSTEES
     The Board of Trustees consists of five members and is divided into three classes having three-year terms that expire in successive years. The nominating/company governance committee of the Board of Trustees has nominated Robert J. Druten and David M. Brain to serve as our Class II trustees for a term expiring at the 2011 annual meeting or until their successors are duly elected and qualified. Unless you withhold authority to vote for a nominee or you mark through a nominee’s name on your proxy card, the common shares represented by your properly executed proxy will be voted for the election of the nominee for trustee.
     Here is a brief description of the backgrounds and principal occupations of two individuals nominated for election as trustees and each trustee whose term of office will continue after the annual meeting.

Class II Trustees (nominated for a term expiring at the 2011 annual meeting)

Robert J. Druten Trustee since 1997	Robert J. Druten, 60, is Chairman of our Board of Trustees. In August 2006, Mr. Druten retired as Executive Vice President and Chief Financial Officer and a Corporate Officer of Hallmark Cards Incorporated. Mr. Druten serves on the Boards of Directors of Alliance GP, LLC, the managing general partner of Alliance Holdings GP, L.P., a NASDAQ-listed company indirectly engaged in the production and marketing of coal to utilities and industrial users, Kansas City Southern, a NYSE-listed transportation company, and American Italian Pasta Company, a publicly traded manufacturing company. Mr. Druten also serves as the Chairman of the audit committee and finance committee of Kansas City Southern and serves on the audit committees of Alliance GP, LLC and American Italian Pasta Company. Mr. Druten received a BS in Accounting from The University of Kansas and an MBA from Rockhurst University.

David M. Brain Trustee since 1999	David M. Brain, 52, has served as our President and Chief Executive Officer and as a trustee since October 1999. He served as our Chief Financial Officer from 1997 to 1999 and as our Chief Operating Officer from 1998 to 1999. Mr. Brain acted as a consultant to AMC Entertainment, Inc. in the formation of the Company in 1997. From 1996 until that time he was a Senior Vice President in the investment banking and corporate finance department of George K. Baum & Company, an investment banking firm headquartered in Kansas City, Missouri. Before joining George K. Baum & Company, Mr. Brain was Managing Director of the Corporate Finance Group of KPMG LLP, a practice unit he organized and managed for over 12 years. He received a BA in Economics and an MBA from Tulane University, where he was awarded an academic fellowship.

Class III Trustees (serving for a term expiring at the 2009 annual meeting)

Morgan G. Earnest II Trustee since 2003	Morgan G. (“Jerry”) Earnest II, 52, is Executive Vice President and a member of the Board of Directors of Capmark Financial Group, Inc. (formerly GMAC Commercial Mortgage Corporation, or “GMACCM”) and is responsible for the co-management of Lending and Originations for both North America and Europe. Previously, Mr. Earnest was responsible for the GMACCM’s Specialty Lending Groups, which consisted of the Healthcare, Hospitality and Construction Lending

Divisions. Prior to joining GMACCM, Mr. Earnest was a principal of Lexington Mortgage Company which was acquired by GMACCM in March 1996. Mr. Earnest has an MBA from the Colgate Darden Graduate School of Business Administration, University of Virginia and is a graduate of Tulane University.

James A. Olson Trustee since 2003	James A. Olson, 65, is a member of Plaza Belmont Management Group, LLC, manager of the Plaza Belmont private equity funds, which acquire and operate companies in the food manufacturing industry. Prior to joining Plaza Belmont in 1999, Mr. Olson was a partner with Ernst & Young LLP. During his 32 years with Ernst & Young, including six years in Europe, Mr. Olson served as managing director of two of their offices and worked with a number of multinational and domestic clients in a variety of industries. In addition to providing his client companies with the traditional audit services of Ernst & Young, Mr. Olson advised them on their securities offerings, mergers and acquisitions and corporate tax strategies. He is a past president of the Missouri State Board of Accountancy and a member of the American Institute of Certified Public Accountants. Mr. Olson received his BS and MS degrees from St. Louis University. Mr. Olson serves on the Board of Directors and is Chairman of the audit committee of SAIA, Inc., a NASDAQ-listed transportation company, and he serves on the Board of Directors for the American Century Family of Mutual Funds.

Class I Trustee (serving for a term expiring at the 2010 annual meeting)

Barrett Brady Trustee since 2004	Barrett Brady, 61, is Senior Vice President of Highwoods Properties, Inc., a REIT listed on the NYSE. Mr. Brady served as President and Chief Executive Officer of J.C. Nichols Company, a real estate company headquartered in Kansas City, Missouri, until its acquisition by Highwoods Properties, Inc. in 1998. Before joining J.C. Nichols Company in 1995, Mr. Brady was President and Chief Executive Officer of Dunn Industries, Inc., a major construction contractor. Mr. Brady received a BSBA from Southern Methodist University and an MBA from The University of Missouri. Mr. Brady serves on the Boards of Directors of J.E. Dunn Construction Group, Inc. and North American Savings Bank, FSB. Mr. Brady also serves on the audit committee of J.E. Dunn Construction Group, Inc. and the audit and compensation committees of North American Savings Bank, FSB.
Each of Mr. Druten and Mr. Brain have consented to serve on the Board of Trustees for the applicable term. If either Mr. Druten or Mr. Brain should become unavailable to serve as a trustee (which is not expected), the nominating/company governance committee may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the nominating/company governance committee.
How are trustees compensated?
     Each non-employee trustee receives:
•	An annual retainer of $30,000, which may be taken in the form of cash or in common shares valued at 125% of the cash retainer amount

•	On the date of each annual meeting, equity awards consisting of 625 restricted common shares and options to purchase 2,500 common shares

•	$2,000 in cash for each Board meeting he attends

•	$1,500 in cash for each committee meeting he attends

•	Reimbursement for any out-of-town travel expenses incurred in attending Board or committee meetings and other expenses incurred on behalf of the Company
     The Chairman of the Board and the Chairmen of the audit, compensation, finance and nominating/company governance committees each receive additional annual retainers of $10,000, which may be taken in cash or in common shares valued at 125% of the cash retainer amount, provided that the Chairman of the Board does not receive an additional retainer for services as a chairman of a committee. In 2007, each of the non-employee trustees elected to take this additional retainer in the form of common shares. Employees of the Company or its affiliates who are trustees are not paid any additional compensation for their service on the Board.
     The restricted common shares granted to non-employee trustees are fully vested upon grant but may not be sold by the non-employee trustees for a period of one year after the grant. The options are fully vested upon grant but may not be exercised by the non-employee trustees for a period of one year after the grant. Options granted to non-employee trustees expire after ten years unless terminated earlier because of a trustee’s termination from the Board. All of the options were issued under our 1997 Share Incentive Plan (the “Share Incentive Plan”), which was replaced in 2007 by our 2007 Equity Incentive Plan.
     The following table contains information regarding the compensation earned by non-executive members of the Board of Trustees during 2007:

					Change in
					Pension Value
				Non-Equity	and
	Fees			Incentive	Nonqualified
	Earned or	Stock	Option	Plan	Deferred	All Other
	Paid in	Awards	Awards	Compensa-	Compensation	Compensa-
Name	Cash	(1)	(1)	tion	Earnings	tion	Total
Barrett Brady	$28,500	$71,157	$23,646	$—	$—	$—	$123,303
Robert J. Druten	29,500	73,242	23,646	—	—	—	126,388
Morgan G. Earnest II	29,500	72,199	23,646	—	—	—	125,345
James A. Olson	29,500	73,242	23,646	—	3,303	—	129,691

(1)	Represents the amount recognized by the Company for financial statement reporting purposes in accordance with SFAS 123(R) as the result of vesting of nonvested restricted common share grants or common share options during 2007.

COMPANY GOVERNANCE
     Our Board of Trustees is committed to effective company governance. We have adopted Company Governance Guidelines, Independence Standards for Trustees and a Code of Business Conduct and Ethics for all officers, employees and trustees. Those documents and the charters of our audit committee, nominating/company governance committee, finance committee and compensation committee may be found at the Company Governance section of our website at www.eprkc.com and are available in print to any shareholder or interested party who requests them.
Company Governance Guidelines
     Our Company Governance Guidelines address a number of topics, including the role and responsibilities of our Board, the qualifications of independent trustees, the ability of shareholders and interested parties to communicate directly with the independent trustees, Board committees, separation of the offices of Chairman and Chief Executive Officer, trustee compensation, and management succession. Our nominating/company governance committee reviews our Company Governance Guidelines on a periodic basis to ensure their continued effectiveness.
Who are our independent trustees and how was that determined?
     Our Company Governance Guidelines and the NYSE’s governance rules require that a majority of our trustees be independent. To qualify as independent, our Board must affirmatively determine that a trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). To assist our Board in making this determination, the Board has used our Independence Standards for Trustees as categorical standards to evaluate the independence of our independent trustees. Using those standards, the Board reviewed the independence of Messrs. Druten, Earnest, Olson and Brady. Based upon that review, the Board has affirmatively determined that Messrs. Druten, Earnest, Olson and Brady, who constitute a majority of our Board of Trustees and who serve on our audit (except Mr. Druten), nominating/company governance, finance and compensation committees, have no material relationship with the Company and are thus independent in accordance with our Company governance guidelines and NYSE rules.
     The following is a summary of our Independence Standards for Trustees. For a complete description of those standards, please review our Independence Standards for Trustees at the Company Governance section of our website at www.eprkc.com.
•	A trustee is not independent if:
o	The trustee is, or has been within the last 3 years, an employee of the Company, or an immediate family member of the trustee is, or has been within the last 3 years, an executive officer of the Company,

o	The trustee has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pensions or other forms of deferred compensation (provided such compensation is not contingent on future service),

o	(A) The trustee or an immediate family member is a current partner of the firm that is our internal or external auditor, (B) the trustee is a current employee of the firm,

(C) the trustee has an immediate family member who is a current employee of the firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the trustee or an immediate family member was within the last 3 years (but is no longer) a partner or employee of the firm and personally worked on the Company’s audit within that time,

o	The trustee or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves on that company’s compensation committee, or

o	The trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last 3 years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
•	A person who is an executive officer or affiliate of an entity that provides non-advisory financial services such as lending, check clearing, maintaining customer accounts, stock brokerage services or custodial and cash management services to the Company or its affiliates may be determined by the Board of Trustees to be independent if the following conditions are satisfied:
o	The entity does not provide financial advisory services to the Company,

o	The annual interest and/or fees payable to the entity by the Company do not exceed the numerical limitation described above,

o	Any loan provided by the entity is made in the ordinary course of business of the Company and the lender and does not represent the Company’s principal source of credit or liquidity,

o	The trustee has no involvement in presenting, negotiating, underwriting, documenting or closing any such non-advisory financial services and is not compensated by the Company, the entity or any of its affiliates in connection with those services,

o	The Board affirmatively determines that the terms of the non-advisory financial services are fair and reasonable and advantageous to the Company and no more favorable to the provider than generally available from other providers,

o	The provider is a recognized financial institution, non-bank commercial lender or securities broker,

o	The trustee abstains from voting as a trustee to approve the transaction, and

o	All material facts related to the transaction and the relationship of the person to the provider are disclosed by the Company in its reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and proxy statement.
•	No person who serves, or whose immediate family member serves, as a partner, member, executive officer or in a comparable position of any firm providing accounting,

consulting, legal, investment banking or financial advisory services to the Company, or as a securities analyst covering the Company, shall be considered independent until after the end of that relationship.
•	No person who is, or who has an immediate family member who is, an officer, director, more than 5% shareholder, partner, member, attorney, consultant or affiliate of any tenant of the Company or any affiliate of such tenant shall be considered independent until three years after the end of the tenancy or such relationship.
How often did the Board meet during 2007?
     The Board of Trustees met eight times in 2007. No trustee attended less than 95% of the meetings of the Board and committees on which he served. Our trustees discharge their responsibilities throughout the year, not only at Board of Trustee and committee meetings, but also through personal meetings, actions by unanimous written consent and communications with members of management and others regarding matters of interest and concern to the Company.
Do the independent trustees hold regular executive sessions?
     The independent trustees meet regularly in separate executive sessions without management. Mr. Druten serves as the presiding trustee at those meetings.
How can shareholders and interested parties communicate directly with the Board?
     Any shareholder or interested party is welcome to send a written communication to the non-management trustees about any matter of interest related to the Company. A shareholder or interested party may communicate with the non-management trustees by either sending a letter to our address listed on the cover page of this proxy statement, or by visiting the Company Governance section of our website at www.eprkc.com, clicking on “Procedures for Confidential Anonymous Submissions,” and following the instructions for making a confidential submission. Such written or electronic communication will be forwarded directly to the non-management trustees and will not be screened by management. Shareholders may also make proposals and nominate candidates for trustee for consideration at any annual meeting in accordance with the procedures described in “Submission of Shareholder Proposals and Nominations” below.
What committees has the Board established?
     The Board of Trustees has established an audit committee, a nominating/company governance committee, a finance committee and a compensation committee. All of our non-management trustees serve on all four committees, except Mr. Druten who does not serve on the audit committee. The Board believes this promotes access to a variety of views on all four committees and helps ensure that all of the committees have a broad perspective on the Company’s operations as a whole. The Board has affirmatively determined that all of the committee members are independent, as described above in “Who are our independent trustees and how was that determined?” The members of our audit committee also meet the additional independence standards prescribed by Exchange Act Rule 10A-3. Each committee has adopted a written charter that governs its duties and responsibilities. Copies of the committee charters may be obtained at the Company Governance section of our website at www.eprkc.com.
     Audit Committee. The audit committee oversees the accounting, auditing and financial reporting processes, policies and practices of the Company. The committee is directly responsible for assisting the Board of Trustees in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of management’s internal audit function and internal control over financial reporting.
     The Board of Trustees has appointed an audit committee consisting of Messrs. Earnest, Olson and Brady. The committee members also meet the additional independence standards of Exchange Act Rule 10A-3. The Board of Trustees has determined that all members of the audit committee are “audit committee financial experts,” as defined by SEC rules, by virtue of their experience and positions held as described elsewhere in this proxy statement. Mr. Brady serves as the Chairman of the audit committee. The committee met four times in 2007.
     The primary responsibility of the audit committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function and internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of management’s internal control over financial reporting and expressing an opinion on the effectiveness of its internal control over financial reporting.
     The audit committee has sole authority to engage the independent registered public accounting firm to perform audit services (subject to shareholder ratification), audit-related services, tax services and permitted non-audit services and the authorization of the payment of fees therefor. The independent registered public accounting firm reports directly to the committee and is accountable to the committee.
     The audit committee has adopted policies and procedures for the pre-approval of the performance of services by the independent registered public accounting firm on behalf of the Company. Those policies generally provide that:
•	the performance by the firm of any audit services, audit-related services, tax services or other permitted non-audit services, and the related fees, must be specifically pre-approved by the committee or, in the absence of one or more of the committee members, a designated member of the committee

•	pre-approvals must take into consideration, and be conducted in a manner that promotes, the effectiveness and independence of the firm

•	each particular service to be approved must be described in detail and be supported by detailed back-up documentation
     The audit committee has engaged KPMG LLP as the Company’s independent registered public accounting firm to audit the 2008 consolidated financial statements and internal control over financial reporting for 2008, subject to shareholder ratification, and has engaged KPMG to perform specific tax return preparation and compliance, tax consulting and tax planning services during 2008. See “Ratification of Appointment of Independent Registered Public Accounting Firm.”
     The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The members of the audit committee are not professionally engaged in the practice of accounting and, notwithstanding the designation of the audit committee members as “audit committee financial experts” pursuant to SEC rules, are not experts in the field of accounting or auditing, including auditor independence. Members of the audit committee rely without independent verification on the information provided to them and the representations made to them by management, and look to management to provide full and timely disclosure of all material facts affecting the Company. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting policies, appropriate internal controls and procedures to ensure compliance with accounting standards and applicable laws and regulations, appropriate disclosure controls and procedures, appropriate internal control over financial reporting, or an appropriate internal audit function, or that the Company’s reports and information provided under the Exchange Act are accurate and complete. Furthermore, the audit committee’s considerations and discussions referred to above and in its charter do not assure that the audit of the Company’s financial statements has been carried out in accordance with Public Company Accounting Oversight Board rules, that the financial statements are free of material misstatement or presented in accordance with generally accepted accounting principles, that there were no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting, that the Company’s independent registered public accounting firm is in fact “independent,” or that the matters required to be certified by the Company’s Chief Executive Officer and Chief Financial Officer in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q under the Sarbanes-Oxley Act and related SEC rules have been properly and accurately certified.
     Nominating/Company Governance Committee. The Board of Trustees has appointed a nominating/company governance committee consisting of all of the independent trustees. The nominating/company governance committee evaluates and nominates candidates for election to the Board of Trustees and assists the Board in ensuring the effectiveness of our governance policies and practices. Candidates for nomination to the Board are evaluated and recommended on the basis of the value they would add to the Board in light of their integrity, experience, training and judgment, their financial literacy and sophistication and knowledge of corporate and real estate finance, their knowledge of the real estate and/or entertainment industry, their independence from Company management and other factors. The committee will consider nominations made by shareholders in compliance with the procedures described in “Submission of Shareholder Proposals and Nominations” below. The committee will use the same criteria to evaluate nominees recommended in good faith by shareholders as it uses to evaluate its own nominees, but may give greater weight to nominees recommended by holders of more than 5% of our outstanding common shares. Mr. Druten serves as Chairman of the nominating/company governance committee. The committee met two times in 2007.
     Finance Committee. The Board of Trustees has appointed a finance committee consisting of all of the independent trustees. The primary purpose of the finance committee is to review the Company’s financial policies, strategies and capital structure and take such action and make such reports and recommendations to the Board of Trustees as it deems advisable. Mr. Earnest serves as Chairman of the finance committee. The committee was established in February 2008.
     Compensation Committee. The Board of Trustees has appointed a compensation committee consisting of all of the independent trustees. The primary responsibilities of the compensation committee are to (1) review and approve Company goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on that evaluation, and (2) make recommendations to the Board regarding the compensation of the Company’s other executive officers and the independent trustees, as well as incentive compensation and equity-based plans that are subject to Board approval. Mr. Olson serves as Chairman of the compensation committee. The committee met eight times in 2007.

What is our policy regarding trustee attendance at annual meetings?
     Our trustees are expected to attend each annual meeting of shareholders, although conflict situations can arise from time to time. All of our trustees attended the 2007 annual meeting.
Family relationships.
     No family relationships exist between any of our trustees or executive officers.
EXECUTIVE OFFICERS
     Here are our executive officers and some brief information about their backgrounds.
     David M. Brain, 52, is our President and Chief Executive Officer and a member of our Board. His background is described in “Election of Trustees.”
     Gregory K. Silvers, 44, was appointed our Chief Operating Officer in 2006 and has served as our Vice President, Secretary and General Counsel since 1998 and as Chief Development Officer since 2001. From 1994 to 1998, he practiced with the law firm of Stinson Morrison Hecker LLP specializing in real estate law. Mr. Silvers received his JD in 1994 from The University of Kansas.
     Mark A. Peterson, 44, was appointed our Chief Financial Officer and Treasurer in 2006 and has been a Vice President since 2004. From 1998 to 2004, Mr. Peterson was with American Italian Pasta Company, a publicly traded manufacturing company, most recently serving as Vice President-Accounting and Finance. Mr. Peterson was Chief Financial Officer of JC Nichols Company, a real estate company headquartered in Kansas City, Missouri, from 1995 until its acquisition by Highwoods Properties, Inc. in 1998. Mr. Peterson is a CPA and received a BS in Accounting, with highest honors, from the University of Illinois in 1986.
     Michael L. Hirons¸ 37, was appointed our Vice President-Finance in 2006. From 2004 to 2006 Mr. Hirons was a co-founder and principal with Preferred Finance Partners, Inc., a firm that provides corporate financial consulting services. From 2000 to 2004, Mr. Hirons was with American Italian Pasta Company, a publicly traded manufacturing company, most recently serving as Director of Strategic Business Unit Finance. Mr. Hirons is a CPA and received two bachelor’s degrees, with highest distinction, from The University of Kansas in 1993.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
     All of our compensation programs for our principal executive officer, principal financial officer and two other executive officers (the “Named Executive Officers”) are designed to attract and retain quality executives, motivating them to achieve and rewarding them for superior performance. Our executive compensation programs are administered by the compensation committee, which is authorized to select from among our eligible executives the individuals to whom awards will be granted and to establish the terms and conditions of those awards. No member of the compensation committee is eligible to participate in any compensation program other than as a non-employee trustee of the Company.
     As discussed in more detail below, the Company has a basic compensation structure for its executives with three components:
•	base salary,

•	annual incentive bonus, payable in cash or equity awards,

•	long-term incentive equity awards.
     The following provides a brief overview of the topics that we discuss in detail in this Compensation Discussion and Analysis:
•	the philosophy and principles of our executive compensation program,

•	our compensation setting process,

•	our compensation program design and implementation, where we discuss (a) the compensation committee’s determination of base salary for Named Executive Officers, (b) the committee’s determination of annual bonuses under the Company’s Annual Incentive Program and the role of equity grants in that program, (c) the committee’s determination of equity grants under the Company’s Long-Term Incentive Plan, and (d) the Company’s 2007 Equity Incentive Plan (which replaced the Share Incentive Plan in 2007),

•	how the Company’s President and Chief Executive Officer is compensated, and

•	how the Company addresses Internal Revenue Code limits on deductibility of compensation.
     As discussed in greater detail below, the Company’s performance, as measured against the principal performance factors identified by the compensation committee early in 2007, exceeded median levels of the Company’s identified peer group. The committee relied heavily upon those when considering adjustments to the 2008 base salaries and electing to pay maximum levels for the annual bonuses under the Annual Incentive Program. However, with respect to equity grants under the Long-Term Incentive Plan, the committee believes that total shareholder return should play a more prominent role. Recognizing that the Company’s total shareholder return was negative in 2007, the compensation committee elected to make awards under the Long-Term Incentive Plan below maximum levels.
Overview of our compensation philosophy and principles
     Elements of our compensation for our Named Executive Officers include base salary, annual incentive awards, long-term equity incentive awards, health, disability and life insurance, perquisites and severance benefits. We have adopted these various elements of compensation to attract and retain quality executives, to provide incentives to maximize our funds from operations (“FFO”), and to provide executives with long-term incentives that align their interests with value creation for our shareholders.
     The Company’s compensation philosophy has several key objectives:
•	create a well-balanced and competitive compensation program utilizing base salary, annual incentives and long-term equity-based incentive compensation,

•	emphasize variable performance-based compensation,

•	reward executives for performance on measures designed to increase shareholder value,

•	use nonvested restricted share awards, and to a lesser extent, share options, to ensure that executives are focused on providing appropriate dividend levels and building shareholder value, and

•	create alignment between the Company’s executives and its shareholders by granting equity based incentives.
     The compensation committee has generally attempted to set base salary compensation at or slightly below the median of competitive market practices, and emphasized performance-based incentive compensation payable under the Annual Incentive Program and Long-Term Incentive Plan as discussed below in “Compensation program design and implementation.”
Compensation setting process
     Historically, it has been the practice of our compensation committee at the beginning of each year, to meet and make decisions regarding our Named Executive Officers’ compensation. When making these decisions, the compensation committee considers the performance of the Company and each Named Executive Officer, current industry-based compensation practice information and the history of all the elements of each Named Executive Officer’s total compensation over each of the last three fiscal years. Based upon the review of this information, together with recommendations provided by our Chief Executive Officer, Mr. Brain, the compensation committee sets, for each of the Named Executive Officers, the base salary for the new fiscal year, the annual incentive awards for the most recently completed year and the level of long-term incentive awards under our 2007 Equity Incentive Plan. In addition to the input of the Chief Executive Officer, other Named Executive Officers attend meetings of the compensation committee from time to time and provide historical and prospective breakdowns of primary compensation components for each executive officer, and additional context with respect to Company performance. The compensation committee retains the right to make final determinations on all Named Executive Officer compensation.
     The compensation committee does not establish fixed or formulaic performance targets with respect to incentive compensation under either the Annual Incentive Program or the Long-Term Incentive

Plan. The compensation committee believes that a subjective approach provides it with the flexibility to address changing market conditions, while still permitting the committee to consider the Company’s performance by annually reviewing the performance factors identified by the committee early in each year. The compensation committee determined that incentive amounts paid for 2007 would be based upon an assessment of a combination of the personal performance of the executive and the Company’s overall performance as measured by a variety of goals and metrics, such as FFO per share, return on equity, cash available for distribution, total shareholder return, dividend growth and share performance as compared to comparable companies and REIT indices.
     The compensation committee determines performance bonuses awarded under the Annual Incentive Program as a percentage of annual base salary. Relevant performance factors are set at the beginning of each year which are then reviewed at the beginning of the following year at which time the actual bonus amount is determined. Similarly, awards under the Long-Term Incentive Plan are calculated as a percentage of annual base salary plus the bonus under the Annual Incentive Program, with relevant performance factors being set at the beginning of each year, which are reviewed at the beginning of the following year when the actual award under the Long-Term Incentive Plan is determined.
     The compensation committee retained as its compensation consultant, Watson Wyatt Worldwide, to advise the committee with respect to its review of compensation levels and programs for our Named Executive Officers. Watson Wyatt prepared a benchmarking analysis comparing our senior executive compensation practices to the compensation practices of other comparable publicly traded REITs. The compensation committee believes that the peer group is comparable to the Company based on size as measured by total capitalization and the general concentration by these REITs on retail and consumer focused assets. The peer group used for benchmarking purposes included:

•	Acadia Realty Trust	•	Lexington Realty Trust
•	Caplease Inc.	•	National Retail Properties, Inc.
•	Cousins Properties Inc.	•	Realty Income Corporation
•	Equity One Inc.	•	Tanger Factory Outlet Centers, Inc.
•	Glimcher Realty Trust	•	Washington Real Estate Investment Trust
•	Inland Real Estate Corporation
     The benchmarking analysis included an assessment of base salaries, annual incentives, total annual cash compensation, long-term incentives and total direct compensation. This analysis generally indicated that, consistent with the compensation philosophy, the base salaries of the Named Executive Officers were at or slightly below the median base salaries for comparable positions within the peer group organizations. In addition, our compensation practices emphasize variable performance-based incentives.
     In determining and analyzing performance factors, the compensation committee utilizes benchmarks provided by management and the committee’s compensation consultant, including the following:
•	Company operations, including revenue, expense control, FFO per share performance, access to capital, debt levels, vacancy levels and resolution, credit quality, acquisition levels, yields and internal rates of return, asset diversification, trading multiples, dividend yields and increases, executive peer evaluations and new initiatives suggested and implemented,

•	Shareholder returns, including absolute returns and comparative returns versus other REITs and other stock indices and a subjective analysis of the relative risk taken by peer companies, and

•	REIT compensation levels, including what peer companies are paying for comparable positions, other alternatives for the executive officer, the executive officer’s value to the Company, future prospects for the executive officer, how difficult it would be to replace the executive officer and how the executive officer performed versus other years.
Compensation program design and implementation
     The compensation committee uses the programs described below to meet its compensation objectives for executive officers. The percentage of a Named Executive Officer’s total compensation that is comprised by each of the compensation elements is not specifically determined, but instead, is a result of the targeted competitive positioning for each element (i.e., at or slightly below market medians for base salaries, and performance based Annual Incentive Program awards and Long-Term Incentive Plan awards that are competitive with the Company’s peer group and incent performance). Typically, Long-Term Incentive Plan awards comprise a significant portion of a Named Executive Officer’s total compensation. This is consistent with the compensation committee’s desire to reward long-term performance in a way that is aligned with shareholders’ interests. The following table sets forth the amounts of, and the percentages of total compensation represented by, the three principal elements of compensation for each of the Named Executive Officers for 2007:

	Base Salary		Annual Incentive Program		Long-Term Incentive Plan
	Amount	%	Amount	%	Amount	%
David M. Brain	$505,000	16.3	$757,500	24.4	$1,837,500	59.3
Gregory K. Silvers	365,000	18.3	456,250	22.8	1,175,000	58.9
Mark A. Peterson	275,000	22.2	343,750	27.8	618,750	50.0
Michael L. Hirons	175,000	35.0	157,500	31.5	167,500	33.5
     Base Salary. Annual base salaries for the executive officers for 2007 were set by the compensation committee at $505,000 for Mr. Brain, $365,000 for Mr. Silvers, $275,000 for Mr. Peterson and $175,000 for Mr. Hirons. For 2008, the compensation committee established annual base salaries of $530,250 for Mr. Brain, $383,250 for Mr. Silvers, $288,750 for Mr. Peterson and $183,750 for Mr. Hirons. The salary levels were intended to provide a level of base salary compensation at or slightly below the median of competitive market practices, to permit the emphasis of performance-based incentive compensation payable under the Annual Incentive Program and Long-Term Incentive Plan. Increases for 2008 in base salary for Named Executive Officers were established at 5% for each officer. While the committee was advised that expectations for salary increases in 2008 by comparable REITs are expected to be fairly modest due primarily to general market and economic conditions, the committee determined that a 5% increase was justified based upon the Company’s performance and the personal performance of each Named Executive Officer. Based upon information provided by its compensation consultant, the compensation committee has determined that this increase is consistent with the committee’s stated philosophy of maintaining salaries at, or slightly below the median of comparable REITs.
     Annual Incentive Program. The compensation committee establishes relevant performance factors with respect to incentive compensation under the Annual Incentive Program. The compensation committee determines incentive amounts based upon an assessment of a combination of the personal performance of the executive and the Company’s overall performance as measured by a variety of goals and metrics. The compensation committee has identified several performance factors that it considers in its determination of performance bonuses under the Annual Incentive Program. In establishing performance factors, the compensation committee strove to ensure that: incentives are aligned with the strategic goals set by the Board; targets are sufficiently ambitious so as to provide a meaningful incentive; and bonus payments, assuming target levels of performance are attained, will be consistent with the overall compensation program established by the compensation committee. Under this approach, the compensation committee selected three primary quantitative performance factors:
•	FFO per share growth,

•	Return on invested capital (“ROIC”), and

•	Return on average common equity (“ROACE”).
     The Board tracks FFO per share growth on a regular basis, and, like many other REITs, considers FFO per share growth to be the most important measure of Company performance. The National Association of Real Estate Investment Trusts developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies.
     ROIC and ROACE are also considered by the compensation committee as important factors for Company performance that, together with FFO per share growth, provide a balanced quantitative approach to the analysis. ROIC and ROACE are measures that gauge the use of capital and deployment of assets.
     The compensation committee intends to consider each year a variety of other factors, some of which are more qualitative in nature, to determine the performance bonuses that will be awarded pursuant to the Annual Incentive Program. Included in the factors the committee intends to consider when exercising this discretion is their evaluation of the individual performance of each Named Executive Officer and overall Company performance, including the evaluation of performance factors such as capital formation, debt ratios, expense management, total shareholder returns and dividend rates. After the conclusion of each fiscal year, the compensation committee considers the performance of the Company and each Named Executive Officer, the achievement of these performance factors and the recommendations of our Chief Executive Officer.
     In late 2007 and early 2008, the committee reviewed the Company’s performance and the factors that the committee articulated in early 2007, and considered the recommendations the Chief Executive Officer provided to the compensation committee for bonuses under the Annual Incentive Program, based on the Company’s overall performance as measured against the Company’s stated performance factors for 2007 and individual performance for each executive. The compensation committee’s evaluation of the personal performances of executive officers is a qualitative approach based upon subjective factors. The committee viewed the personal performance of each of the executive officers very favorably, generally supported by the Company’s success with record investment and capital markets activity. Mr. Silvers’ favorable performance evaluation reflects, in particular, his critical involvement in the Company’s investment activity, which included a record $428.4 million of investment spending in 2007. The favorable performance evaluations of Messrs. Peterson and Hirons reflect, in large part, the committee’s receipt of favorable reports from the audit committee reflecting continued improvements in accounting, reporting and controls of the Company, and their responsibility with respect to the record $500 million in debt and equity capital formation for the Company in 2007. Mr. Brain’s favorable performance evaluation reflects his overall management of and critical involvement with this historically active year.
     The compensation committee initially reviewed estimates of the three metrics based on year to date September 2007 actual results plus management’s estimates for the fourth quarter. The actual results based on the full year audited numbers were later provided to the committee and no significant deviations were noted from the previous estimates. Based upon this information, the compensation committee’s consultant advised the committee that FFO per share growth (excluding a non-recurring charge for the redemption of the Series A preferred shares, 12.2% annual growth), ROIC (9.6% annual return), and ROACE (excluding the non-recurring charge for the redemption of the Series A preferred shares, 13.5%) would each exceed the median levels of the peer group and would fall within the 75th percentile of the peer group, demonstrating very strong performance by the Company and its management during 2007. However, the compensation committee noted that total shareholder return for 2007 was negative due to the reduced share price during 2007.
     Based upon the compensation committee’s determination that the three primary performance factors it articulated for 2007, growth in FFO per share, ROIC and ROACE each exceeded expectations, the committee established bonuses under the Annual Incentive Program at the maximum levels for 2007. As a result, on February 20, 2008, the compensation committee approved the following bonuses under the Annual Incentive Program for our Named Executive Officers for 2007:

	Percent of Base Salary	Amount
David M. Brain	150%	$757,500
Gregory K. Silvers	125%	456,250
Mark A. Peterson	125%	343,750
Michael L. Hirons	90%	157,500
     Performance bonuses awarded under the Annual Incentive Program are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of the executive. The compensation committee believes that allowing executives to receive all, or a portion of their annual incentive in the form of nonvested restricted common shares provides an additional opportunity to align executives’ long-term interests with value creation for shareholders. Executives electing to receive nonvested restricted common shares as payment of their annual incentive receive an award with a value equal to 125% (150% for Mr. Hirons for 2007, but thereafter, 125%) of the cash amount. For 2007, each of the Named Executive Officers elected to receive 100% of their performance bonuses in the form of nonvested restricted common shares. Nonvested restricted common shares issued as payment of annual incentive awards vest at the rate of 33 1/3% per year during a three-year period.
     The compensation committee has established for 2008 a minimum and maximum level of performance bonuses that may be paid to each Named Executive Officer under the Annual Incentive Program. The minimum and the maximum stated opportunities are shown below, subject to the discretion of the committee:

	Minimum	Maximum
David M. Brain	50%	150%
Gregory K. Silvers	40%	125%
Mark A. Peterson	40%	125%
Michael L. Hirons	25%	90%
     Long-Term Incentive Plan. The compensation committee may award incentive compensation to our executive officers pursuant to the Long-Term Incentive Plan. It is the compensation committee’s practice to award long-term incentives annually with 75% of the value granted in the form of nonvested restricted common shares and 25% in the form of either share options or payment of the difference between the annual premium payable by the Company on term life insurance for the benefit of the executive and the annual premium for the same amount of whole life insurance for that executive plus related income tax, or a combination of options and premium differential payment plus related tax, at the election of the executive. The compensation committee believes a blend of share options and nonvested restricted shares provides the best retention mechanism for the Named Executive Officers. Providing 25% of the award in the form of share options is considered important to align the incentive value to the interest of shareholders, since options only increase in value when the share price increases. However, offering nonvested restricted shares, which retains some value for the executive during difficult business climates, ensures that the long-term incentive maintains some retention value to our Named Executive Officers. Taking all of this into account, the compensation committee determined that for the blend of 75% nonvested restricted shares and 25% share options (together with the annual life insurance premium discussed above) provided the best mix of shareholder alignment and employee retention.
     These awards are made in the first quarter of each fiscal year at the same time as bonuses under the Annual Incentive Program are determined. The compensation committee made the following awards to the Named Executive Officers in February 2007 based on 2006 performance:

	Percentage of
	Base Salary and
	Bonus under		Restricted		Insurance
	Annual Incentive	Total Value	Shares	Options	Premium and
	Program	of Award	Awarded (1)	Awarded (2)	Tax Benefit
David M. Brain	146%	$1,550,000	17,749	45,543	$151,130
Gregory K. Silvers	143%	900,600	10,313	21,820	111,904
Mark A. Peterson	122%	525,000	6,012	9,803	80,373
Michael L. Hirons	50%	108,750	1,246	—	27,188

(1)	For purposes of determining the total number of nonvested restricted shares awarded under the Long-Term Incentive Plan, nonvested restricted shares are valued on February 28, 2007, the date the award was granted.

(2)	For purposes of determining the number of options awarded under the Long-Term Incentive Plan, each option to purchase a common share is given the value determined by the Company in its financial statements prepared for the most recently completed fiscal year ($5.19) and the exercise price of the option is the closing price of the Company’s common shares on the New York Stock Exchange on the date the award was granted ($65.50).
     For 2007, the compensation committee generally utilized the same performance factors to determine awards under the Long-Term Incentive Plan, as it used with the Annual Incentive Program. As a result, the committee noted that strong results in 2007 FFO per share growth, ROIC and ROACE, together with strong personal performance by each of the Named Executive Officers as discussed above, indicated awards at the high end of the range or even at the maximum awards determined in early 2007. However, the committee determined that because a fundamental goal of the Long-Term Incentive Plan is to align the interests of the Named Executive Officers with those of the shareholders, total shareholder return should be a more prominent factor when determining Long-Term Incentive Plan awards. Due to the negative total shareholder return in 2007, the committee elected not to make Long-Term Incentive Plan awards at the maximum levels, but rather established awards at levels that resulted in total compensation for each Named Executive Officer to approximate the 75th percentile of the Company’s peer group. Specifically, the compensation committee made the following awards under the Long-Term Incentive Plan to the executive officers of the Company in February 2008 based on 2007 performance:

	Percentage of
	Base Salary and
	Bonus under		Restricted		Insurance
	Annual Incentive	Total Value	Shares	Options	Premium and
	Program	of Award	Awarded (1)	Awarded (2)	Tax Benefit
David M. Brain	146%	$1,837,500	29,198	30,706	$216,493
Gregory K. Silvers	143%	1,175,000	18,671	23,092	111,094
Mark A. Peterson	100%	618,750	9,832	9,482	79,688
Michael L. Hirons	50%	167,500	2,662	822	35,370

(1)	For purposes of determining the total number of nonvested restricted shares awarded under the Long-Term Incentive Plan, nonvested restricted shares were valued on February 20, 2008, the date the award was granted.

(2)	For purposes of determining the number of options awarded under the Long-Term Incentive Plan, each option to purchase a common share is given the value determined by the Company in its financial statements prepared for the most recently completed fiscal year ($7.91) and the exercise price of the option is the closing price of the Company’s common shares on the New York Stock Exchange on the date the award is granted ($47.20).
     For awards to be made for 2008, the compensation committee will grant long-term incentive awards based on an approach similar to that used with the Annual Incentive Program, considering the same performance factors. The Named Executive Officers have the opportunity to realize awards (stated as a percentage of annual base salary plus the cash performance bonus under the Annual Incentive Program) under the Long-Term Incentive Plan in 2008, which the committee has targeted to be between the minimum and the maximum stated below, subject to the discretion of the committee:

	Minimum	Maximum
David M. Brain	75%	175%
Gregory K. Silvers	65%	150%
Mark A. Peterson	65%	150%
Michael L. Hirons	40%	100%
     2007 Equity Incentive Plan. We encourage our executive officers to own common shares in the Company. Under our 2007 Equity Incentive Plan, a maximum of 3,000,000 common shares, subject to adjustment upon significant Company events, are reserved for issuance under the Plan. There is no limit on the number of total options or restricted common shares an individual may receive under the Plan. The maximum number of shares or options which may be awarded to an employee subject to the deductibility limitation of Section 162(m) of the Internal Revenue Code is 250,000 for each twelve-month performance period (or, to the extent the award is paid in cash, the maximum dollar amount equal to the cash value of that number of shares). Nonvested restricted common shares and options granted under the Annual Incentive Program and the Long-Term Incentive Plan are made under the 2007 Equity Incentive Plan.
     To assist executives with this goal, we provide officers the opportunity to acquire shares through various programs:
•	Share Purchase Program. From time to time, we may allow executives to purchase common shares from us at fair market value. The shares may be subject to transfer restrictions and other conditions imposed by the compensation committee.

•	Restricted Share Program. We may award restricted common shares to executives, subject to conditions adopted by the compensation committee. In general, restricted shares may not be sold until the restrictions expire or are removed by the compensation committee. Restricted shares have full voting and dividend rights from the date of issuance. All restrictions on restricted shares lapse upon a change in control of the Company.

•	Share Option Program. We may grant options to our officers and employees to purchase common shares subject to conditions and vesting schedules imposed by the compensation committee. All options vest and become exercisable upon a change in control of the Company.

     In addition to the annual awards under the Annual Incentive Program and the Long-Term Incentive Plan, it has been the practice of the compensation committee to make one-time discretionary equity grants to Named Executive Officers when they receive a promotion. During 2006, Mr. Silvers was promoted to Chief Operating Officer and Mr. Peterson was promoted to Chief Financial Officer. In recognition of these promo tions and the changes in the terms of the employment agreements with each of the Named Executive Officers, on February 28, 2007, the compensation committee authorized the grant of nonvested restricted shares under our Share Incentive Plan (which was replaced in 2007 by the 2007 Equity Incentive Plan) to Mr. Brain for 20,000 common shares, Mr. Silvers for 30,000 common shares and to Mr. Peterson for 10,000 common shares. These nonvested restricted shares vest over a period of five years a nd were issued pursuant to our 2007 Equity Incentive Plan.
     Personal Benefits and Other Perquisites. The Company offers the following personal benefits and perquisites to the Named Executive officers:
•	Vehicles. We have acquired vehicles that the Named Executive Officers are entitled to use. Each of those Named Executive Officers is taxed for personal use of the vehicles.

•	Life Insurance. Under the Company’s Section 79 insurance plan, the Company pays the premium for term life insurance for the benefit of each Named Executive Officer. At the election of each Named Executive Officer, a portion of each award under the Long-Term Incentive Plan may be used for the payment of the difference between the annual premium payable by the Company on such term life insurance and the annual premium for the same amount of whole life insurance for that executive plus related income tax.
     Employment Agreements and Severance Benefits. Our prior compensation consultant, FPL Associates L.P., assisted the compensation committee with its review of the employment agreements the Company has with each of the Named Executive Officers. Because the Named Executive Officers have joined the Company over a period spanning almost ten years, the structure and terms of their original employment agreements varied significantly. The compensation committee undertook a process to redesign the employment agreements for the Named Executive Officers with the purpose of establishing a single form of agreement. This process, which involved the renegotiation of existing employment agreements, was concluded in February 2007, and each of our Named Executive Officers entered into new replacement employment agreements.
     The employment agreements include severance benefits for the Named Executive Officers. These agreements were designed to:
•	preserve our ability to compete for executive talent, and

•	provide stability during a potential change in control by encouraging executives to cooperate with a future process that may be supported by the board, without being distracted by the possibility of termination or demotion after the change in control.
     Under the employment agreements, severance benefits are triggered in the event of death, termination due to disability, termination by the Company without cause, or termination by the executive for good reason. The definitions of “cause” and “good reason” are provided in “Potential Payments Upon Change in Control.” The severance benefits consist of:
•	the sum of the executive’s base salary in effect on the date of termination, the value of the annual incentive bonus under the Annual Incentive Program for the most recently completed year, and the value of the most recent long-term incentive award made under our Long-Term Incentive Plan, times a severance multiple (which is three for Messrs. Brain, Silvers and Peterson and two for Mr. Hirons),

•	continuation of certain health plan benefits for a period of years equal to the severance multiple, and

•	vesting of all unvested equity awards.
How was the Company’s President and Chief Executive Officer compensated?
     The Company’s President and Chief Executive Officer, David M. Brain, was compensated in 2007 pursuant to an employment agreement entered into in 2007. In establishing Mr. Brain’s compensation, the compensation committee took into account the compensation of similar officers of REITs with comparable market capitalizations, Mr. Brain’s contributions to the Company’s financial performance and its increase in FFO per share and dividends per common share during 2007 and the successful execution of the Company’s acquisition and financing strategies during 2007.
     Mr. Brain received a base salary of $505,000 in 2007 and a bonus under the Annual Incentive Program of $757,500 for 2007. The incentive award paid to Mr. Brain was based on the Company’s achievement of certain financial results and shareholder returns, including FFO per share growth and dividends per common share, as well as an evaluation of Mr. Brain’s personal performance during 2007. Mr. Brain elected to take payment of the bonus in the form of nonvested restricted common shares valued at 125% of the bonus. An award under the Long-Term Incentive Plan was made of $1,837,500 in 2008, payable as described above. Based upon its review of the various factors described above, the committee believes Mr. Brain’s compensation is reasonable and not excessive.
How is the Company addressing Internal Revenue Code limits on deductibility of compensation?
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid for any fiscal year to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. The statute exempts qualifying performance-based compensation from the deduction limit if stated requirements are met.
     Although the compensation committee intends the Company’s compensation to be deductible under Section 162(m), at some future time it may not be possible or practicable or in the Company’s best interests to qualify an executive officer’s compensation under Section 162(m). Accordingly, the compensation committee and the Board of Trustees reserve the authority to award non-deductible compensation in circumstances they consider appropriate.

Summary Compensation Table
     The following table contains information on the compensation earned by our Chief Executive Officer and Chief Financial Officer and each of our other most highly compensated executive officers whose compensation exceeded $100,000 in 2007.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
Name and						Incentive	Deferred	All
Principal				Share	Option	Plan	Compensation	Other
Position	Year(1)	Salary	Bonus (2)	Awards (3)(4)	Awards (4)	Compensation	Earnings	Compensation (5)	Total
David M. Brain,	2007	$505,000	$757,500	$1,186,810	$181,290	$—	$—	$166,630	$2,797,230
President and Chief	2006	481,000	577,200	708,909	116,439	—	—	167,236	2,050,784
Executive Officer

Gregory K. Silvers,	2007	365,000	456,250	824,821	68,113	—	—	127,404	1,841,588
Vice President,	2006	316,000	316,000	294,957	36,724	—	—	126,994	1,090,675
Chief Operating Officer, Secretary and General Counsel

Mark A. Peterson,	2007	275,000	343,750	298,835	22,002	—	—	95,873	1,035,460
Vice President,	2006	227,000	204,300	66,131	6,337	—	—	71,466	575,234
Chief Financial Officer and Treasurer

Michael L. Hirons,	2007	175,000	157,500	33,093	11,220	—	—	51,486	428,299
Vice President – Finance (6)	2006	100,969	72,500	—	11,220	—	—	14,639	199,328

(1)	Pursuant to the transition rules regarding disclosures required in the Summary Compensation Table under the rules adopted by the Securities and Exchange Commission, disclosure of this information is not required for years prior to 2006.

(2)	Performance bonuses are payable in cash, nonvested restricted common shares (valued at 125% of the cash bonus amount, except for Mr. Hirons, in which case it is valued at 150% of the cash bonus amount) or a combination of cash and nonvested common shares, at the election of the executive. Nonvested restricted common shares issued as payment of annual incentive awards under the Annual Incentive Program vest at the rate of 33 1/3% per year during a three-year period. Each of the executive officers elected to receive their performance bonuses in the form of nonvested restricted common shares.

(3)	The executive officers receive dividends on nonvested restricted common shares from the date of issuance at the same rate paid to other common shareholders.

(4)	Represents the amount recognized by the Company for financial statement reporting purposes in accordance with SFAS 123(R) as the result of vesting of nonvested restricted common share grants or common share options during 2006 and 2007, respectively.

(5)	Consists of the Company’s matching contributions under the Company’s 401(k) plan and amounts payable by the Company pursuant to the Company’s Section 79 life insurance plan. See “Long-Term Incentive Plan.”

(6)	Mr. Hirons was hired as our Vice President – Finance on May 1, 2006, and his annual salary for 2006 was $145,000.

Grants of Plan-Based Awards
     The following table provides information about grants of plan-based awards under equity incentive plans to the Named Executive Officers in 2007. These grants were made under the Share Incentive Plan (which was replaced by the 2007 Equity Incentive Plan following the 2007 annual meeting of shareholders) pursuant to the Annual Incentive Program and the Long-Term Incentive Plan. Grants were in the form of nonvested restricted common share awards and common share options.

									All Other
								All Other	Option	Exercise	Grant
								Shares	Awards:	or Base	date Fair
			Estimated Future Payouts Under		Estimated Future Payouts Under			Awards:	Number of	Price of	Value of
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Number of	Securities	Option	Stock and
	Grant	Thres-		Maxi-	Thres-		Maxi-	Shares or	Underlying	Awards	Option
Name	Date	hold	Target	mum	hold	Target	mum	Units (1)	Options	(2)	Awards
David M. Brain	02/28/07	—	—	—	—	—	—	—	45,543	$65.50	$7.99
	02/28/07	—	—	—	—	—	—	50,189	—	—	65.50

Mark A. Peterson	02/28/07	—	—	—	—	—	—	—	9,803	65.50	$7.99
	02/28/07	—	—	—	—	—	—	20,416	—	—	65.50

Gregory K. Silvers	02/28/07	—	—	—	—	—	—	—	21,820	65.50	$7.99
	02/28/07	—	—	—	—	—	—	47,124	—	—	65.50

Michael L. Hirons	02/28/07	—	—	—	—	—	—	3,121	—	—	$65.50

(1)	The nonvested restricted common shares issued pursuant to the Annual Incentive Program vest at the rate of 33 1/3% per year for three years, and the nonvested restricted common shares issued pursuant to the Long-Term Incentive Plan vest at the rate of 20% per year for five years.

(2)	The options vest at the rate of 20% per year for five years and are exercisable during a 10-year period.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides information regarding outstanding awards to the Named Executive Officers that have been granted but not vested or exercised as of December 31, 2007.

						Stock Awards
	Option Awards							Equity	Equity
			Equity					Incentive	Incentive Plan
			Incentive					Plan	Awards:
			Plan					Awards:	Market or
			Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
David M. Brain	100,928	—	—	$14.13	1/13/2010	—	$—	—	$—
	81,547	—	—	16.05	5/9/2011	—	—	—	—
	63,967	—	—	22.90	4/9/2012	—	—	—	—
	135,728	33,933	—	24.86	3/11/2013	—	—	—	—
	25,748	17,165	—	39.80	3/30/2014	—	—	—	—
	20,372	30,559	—	42.01	11/16/2015	—	—	—	—
	9,829	39,315	—	42.46	1/1/2016	—	—	—	—
	—	45,543	—	65.50	1/1/2017	—	—	—	—
	—	—	—	—	—	2,738	128,686	—	—
	—	—	—	—	—	6,181	290,507	—	—
	—	—	—	—	—	11,001	517,047	—	—
	—	—	—	—	—	19,613	921,811	—	—
	—	—	—	—	—	17,749	834,203	—	—
	—	—	—	—	—	20,000	940,000	—	—
	—	—	—	—	—	4,547	213,709	—	—
	—	—	—	—	—	7,337	344,839	—	—
	—	—	—	—	—	12,440	584,680	—	—

TOTAL	438,119	166,515	—			101,606	4,775,482	—	—

Mark A. Peterson	—	8,000	—	33.58	6/14/2014	—	—	—	—
TOTAL	722	2,167	—	42.01	11/16/2015	—	—	—	—
	—	293	—	42.46	1/1/2016	—	—	—	—
	—	9,803	—	65.50	1/1/2017	—	—	—	—
	—	—	—	—	—	780	36,660	—	—
	—	—	—	—	—	3,356	157,732	—	—
	—	—	—	—	—	6,012	282,564	—	—
	—	—	—	—	—	10,000	470,000	—	—
	—	—	—	—	—	567	26,649	—	—
	—	—	—	—	—	1,844	86,668	—	—
	—	—	—	—	—	4,404	206,988	—	—

TOTAL	722	20,263	—			26,963	1,267,261	—	—

Gregory K. Silvers	—	12,089	—	24.86	3/11/2013	—	—	—	—
	3,166	6,332	—	39.80	3/30/2014	—	—	—	—
	3,918	11,753	—	42.01	11/16/2015	—	—	—	—
	—	8,731	—	42.46	1/1/2016	—	—	—	—
	—	21,820	—	65.50	1/1/2017	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	975	45,825	—	—
	—	—	—	—	—	2,282	107,254	—	—
	—	—	—	—	—	4,230	198,810	—	—
	—	—	—	—	—	8,892	417,924	—	—
	—	—	—	—	—	10,313	484,711	—	—
	—	—	—	—	—	30,000	1,410,000	—	—
	—	—	—	—	—	2,137	100,439	—	—
	—	—	—	—	—	3,862	181,514	—	—
	—	—	—	—	—	6,811	320,117	—	—

	7,084	60,725	—			69,502	3,266,594	—	—

Michael L. Hirons	3,000	12,000	—	40.55	5/1/2016	—	—	—	—
	—	—	—	—	—	1,246	58,562	—	—
	—	—	—	—	—	1,875	88,125	—	—

TOTAL	3,000	12,000	—			3,121	146,687

Option Exercises and Stock Vested
     The following table provides information regarding option exercises by our Named Executive Officers and restricted shares held by our Named Executive Officers which vested during 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired		Acquired
Name	on Exercise	Value Realized on Exercise	on Vesting	Value Realized on Vesting
David M. Brain	10,598	$331,584	30,501	$1,785,834
Mark A. Peterson	9,818	248,312	2,590	151,645
Gregory K. Silvers	51,884	1,817,445	13,217	773,855
Michael L. Hirons	—	—	—	—

Potential Payments Upon Termination or Change of Control
     The following table provides information regarding potential payments upon termination of our Named Executive Officers or a change of control. These payments are provided for in the employment agreements the Company has entered into with each Named Executive Officer, which are described below.

					Before Change
					in Control	After Change in Control
					Termination		Termination
					w/o Cause or		w/o Cause
		Voluntary			for Good	No	or for Good
Name	Benefit	Termination	Death	Disability	Reason	Termination	Reason
David M. Brain	Cash Severance	$—	$9,005,625	$9,005,625	$9,005,625	$—	$9,005,625
	Health Benefits Continuation (1)	—	47,853	47,853	47,853	—	47,853
	Accelerated Vesting of Options (2)	—	1,205,844	1,205,844	1,205,844	1,205,844	1,205,844
	Accelerated Vesting of Restricted Stock (2)	—	4,775,482	4,775,482	4,775,482	4,775,482	4,775,482
	Excise Tax Gross-up	—	—	—	—	—	4,472,213

Mark A. Peterson	Cash Severance	—	3,689,064	3,689,064	3,689,064	—	3,689,064
	Health Benefits Continuation (1)	—	40,362	40,362	40,362	—	40,362
	Accelerated Vesting of Options (2)	—	119,504	119,504	119,504	119,504	119,504
	Accelerated Vesting of Restricted Stock (2)	—	1,267,261	1,267,261	1,267,261	1,267,261	1,267,261
	Excise Tax Gross-up	—	—	—	—	—	1,974,217

Gregory K. Silvers	Cash Severance	—	5,507,739	5,507,739	5,507,739	—	5,507,739
	Health Benefits Continuation (1)	—	35,921	35,921	35,921	—	35,921
	Accelerated Vesting of Options (2)	—	411,527	411,527	411,527	411,527	411,527
	Accelerated Vesting of Restricted Stock (2)	—	3,266,594	3,266,594	3,266,594	3,266,594	3,266,594
	Excise Tax Gross-up	—	—	—	—	—	2,686,611

Michael L. Hirons	Cash Severance	—	1,148,587	1,148,587	1,148,587	—	1,148,587
	Health Benefits Continuation (1)	—	20,152	20,152	20,152	—	20,152
	Accelerated Vesting of Options (2)	—	77,400	77,400	77,400	77,400	77,400
	Accelerated Vesting of Restricted Stock (2)	—	146,687	146,687	146,687	146,687	146,687
	Excise Tax Gross-up	—	—	—	—	—	543,174

(1)	Represents present value of benefits continuation assuming 4.61% discount rate.

(2)	Based on year-end common share price of $47.00.

Employment Agreements
     On February 28, 2007, we entered into employment agreements with each of our Named Executive Officers: David M. Brain, Gregory K. Silvers, Mark A. Peterson and Michael L. Hirons. The compensation committee of the Board of Trustees initiated this process to address its concerns that the existing employment agreements lacked consistency among executives. The new agreements replaced prior employment agreements between us and these executives.
     Each of the employment agreements has a three year term, with automatic one-year extensions on each anniversary date. The employment agreements generally provide for:
•	An original annual base salary of $505,000 for Mr. Brain, $365,000 for Mr. Silvers, $275,000 for Mr. Peterson, and $175,000 for Mr. Hirons, subject to any increases awarded by the compensation committee. These amounts correspond to the 2007 base salaries approved for Messrs. Brain, Silvers, Peterson and Hirons by the compensation committee;

•	An annual incentive bonus in an amount established by the compensation committee pursuant to our Annual Incentive Program;

•	A long-term incentive award pursuant to our Long-Term Incentive Plan in an amount established by the compensation committee;

•	Severance benefits triggered in the event of death, termination due to disability, termination by the Company without cause, or termination by the executive for good reason. The severance benefits consist of:
o	the sum of the executive’s base salary in effect on the date of termination, the value of the annual incentive bonus under the Annual Incentive Program for the most recently completed year, and the value of the most recent long-term incentive award made under our Long-Term Incentive Plan, times a severance multiple (which is three for Messrs. Brain, Silvers and Peterson and two for Mr. Hirons),

o	continuation of certain health plan benefits for a period of years equal to the severance multiple, and

o	vesting of all unvested equity awards.
     Good reason is defined as a good faith determination by the employee within 30 days after the Company’s receipt of written notice that one of the following events constitutes good reason:
•	the assignment of duties materially and adversely inconsistent with the executive’s position under the agreement or a material reduction in the executive’s office, status, position, title or responsibilities not agreed to by the executive,

•	any material reduction in the executive’s base compensation or eligibility under the Annual Incentive Program, eligibility for long-term incentive awards under the Long-Term Incentive Plan, or eligibility under employee benefit plans which is not agreed to by the executive, or after the occurrence of a change in control, a diminution of the executive’s target opportunity under the Annual Incentive Program, the Long-Term Incentive Plan or any successor plan, or a failure to evaluate executive’s performance relative to the target opportunity based upon the same metrics as peer management at the surviving or acquiring company,

•	a material breach of the employment agreement by the Company, its successors or assigns, including any failure to pay executive on a timely basis any amounts to which he is entitled under the agreement, or

•	any requirement that executive be based at an office outside of a 35-mile radius of the current offices of the Company.

A change of control is deemed to have occurred if:

•	incumbent trustees (defined as the trustees of the Company on the effective date of the agreement, plus trustees who are subsequently elected or nominated with the approval of two-thirds of the incumbent trustees then on the board) cease for any reason to constitute a majority of the board,

•	any person becomes the beneficial owner of 25% or more of our voting securities, other than an acquisition by an underwriter in an offering of shares by the Company, or a transaction in which 50% of the voting securities of the surviving corporation is represented by the holders of our voting securities prior to the transaction, no person is the beneficial owner of 25% of the surviving corporation, and at least a majority of the directors of the surviving corporation were incumbent trustees of the Company (a “non-qualifying transaction”), or the acquisition of shares directly from the Company in a transaction approved by a majority of the incumbent trustees,

•	the shareholders approve a merger, consolidation, acquisition, sale of all or substantially all of the Company’s assets or properties or similar transaction that requires the approval of our shareholders, other than a non-qualifying transaction,

•	the shareholders approve a complete plan of liquidation or dissolution of the Company,

•	the acquisition of control of the Company by any person, or

•	any transaction or series of transactions resulting in the Company being “closely held” within the meaning of the REIT provisions of the Internal Revenue Code and with respect to which the board has either waived or failed to enforce the “excess share” provisions of our amended and restated declaration of trust.
Compensation committee interlocks and insider participation
     No member of the compensation committee is or has been at any time an officer or employee of the Company or any of its subsidiaries. No member of the compensation committee had any contractual or other relationship with the Company during 2007. No executive officer of the Company serves or has served as a director or as a member of the compensation committee of any entity of which any member of the Company’s compensation committee or any independent trustee serves as an executive officer.
     As we have previously reported, Morgan G. Earnest II, who serves as Chairman of our compensation committee, is Executive Vice President of Capmark Financial Group, Inc., whose Canadian affiliate GMAC Commercial Mortgage of Canada provided U.S. $97 million in mortgage financing in 2004 secured by our Canadian properties. The Canadian loan meets the conditions for institutions providing non-advisory financial services to the Company described in “Who are our independent trustees and how was that determined?” Mr. Earnest received no direct or indirect compensation from any party in connection with the loan. The loan was approved by our independent trustees other than Mr. Earnest. The independent trustees other than Mr. Earnest have determined that the loan does not constitute a material relationship between Mr. Earnest and the Company and that Mr. Earnest is thus independent and qualified to serve as an independent trustee and a member of the audit, nominating/company governance and compensation committees.

EQUITY COMPENSATION PLAN INFORMATION
     The Equity Compensation Plan table provides information as of December 31, 2007 with respect to common shares that may be issued under our existing 2007 Equity Incentive Plan, which replaced our Share Incentive Plan during 2007.

	Number of securities to	Weighted average
	be issued upon exercise	exercise price of	Number of securities
	of outstanding options,	outstanding options,	remaining available for
Plan Category	warrants and rights	warrants and rights	future issuance
Equity compensation plans approved by security holders (1)	906,998	$32.49	934,240
Equity compensation plans not approved by security holders	—	—	—
Total	906,998	$32.49	934,240

(1)	All nonvested restricted common shares and options that were awarded prior to or concurrent with our 2007 annual meeting of shareholders were awarded under the Share Incentive Plan (which was replaced by the 2007 Equity Incentive Plan following the 2007 annual meeting of shareholders). The Share Incentive Plan did not ,and the 2007 Equity Incentive Plan does not, separately quantify the number of options or number of nonvested restricted shares which may be awarded under such plan.

COMPENSATION COMMITTEE REPORT
     The compensation committee of the Board of Trustees has reviewed and discussed the information provided in “Compensation Discussion and Analysis” with management and, based on the review and discussions, the compensation committee recommended to the Board of Trustees that the “Compensation Discussion and Analysis” be included in this proxy statement.
By the compensation committee:
Barrett Brady
Robert J. Druten
Morgan G. Earnest II
James A. Olson
This compensation committee report and the “Compensation Discussion and Analysis” is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

AUDIT COMMITTEE REPORT
     In fulfilling its oversight responsibilities, the audit committee reviewed the Company’s 2007 audited financial statements with management and the independent registered public accounting firm. The committee discussed with the firm the matters required to be discussed in Statement of Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and the rules of the SEC and NYSE. This included a discussion of the firm’s judgments regarding the quality, not just the acceptability, of the Company’s accounting principles and the other matters required to be discussed with the committee under the rules of the NYSE and the Public Company Accounting Oversight Board. In addition, the committee received from the firm the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The committee also discussed with the firm its independence from management and the Company, including the matters covered by the written disclosures and letter provided by the firm.
     The committee discussed with management and the firm the overall scope and plans for the audit of the financial statements. The committee meets periodically with management and the independent registered public accounting firm to discuss the results of their audits or examinations, their evaluations of the Company, the Company’s disclosure controls and procedures, internal control over financial reporting and internal audit function, and the overall quality of the Company’s financial reporting.
     The audit committee discussed with management and the independent registered public accounting firm the critical accounting policies of the Company, the impact of those policies on the 2007 financial statements, the impact of known trends, uncertainties, commitments and contingencies on the application of those policies, and the probable impact on the 2007 financial statements if different accounting policies had been applied.
     The audit committee charter is available on the Company’s website at www.eprkc.com.
     Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Trustees, and the Board approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.
By the audit committee:
Barrett Brady
Morgan G. Earnest II
James A. Olson
This audit committee report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

TRANSACTIONS BETWEEN THE COMPANY AND
TRUSTEES, OFFICERS OR THEIR AFFILIATES
     Pursuant to their 2000 employment agreements, Messrs. Brain and Silvers are indebted to the Company in the principal amounts of $1,470,645 and $281,250, respectively, for the purchase of 80,000 and 20,000 common shares, respectively. Each loan is represented by a 10-year recourse note with principal and interest at 6.24% per annum payable at maturity. The employment agreements between us and Messrs. Brain and Silvers, entered into on February 28, 2007, expressly do not award or modify the loans in any way.
     The Company is currently engaged in a joint venture with Global Wine Partners (U.S.) LLC (“GWP”). This joint venture is directed through our VinREIT, LLC (“VinREIT”) subsidiary and is evidenced by the Operating Agreement of VinREIT, LLC pursuant to which GWP holds a 4% ownership interest. As consideration for its 4% ownership interest in VinREIT, GWP provides certain consulting services to VinREIT in connection with the acquisition, development, administration and marketing of vineyard properties and wineries, all of which will be directed through VinREIT or a subsidiary of VinREIT. During 2007, VinREIT distributed to GWP approximately $549,000 pursuant to the Operating Agreement. Subsequently in 2008, Mr. Brain’s brother, Donald Brain, acquired a 33.33% interest in GWP. The Board was informed of Donald Brain’s acquisition of such interest, and affirmed VinREIT’s business relationship with GWP. There was no modification to the Operating Agreement of VinREIT, and future amendments or modifications to the Operating Agreement or relationship with GWP will require Board approval.
     For information regarding the independence of trustees and executive officers, please see “Who are our independent trustees and how was that determined?” and “Compensation committee interlocks and insider participation.”

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee has engaged the registered public accounting firm of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2008 and our internal control over financial reporting as of December 31, 2008. KPMG audited our financial statements for the years ended December 31, 2007, 2006 and 2005 and audited internal control over financial reporting as of December 31, 2007, 2006 and 2005.
     Representatives of KPMG are expected to be present at the annual meeting and will be available to make a statement and respond to appropriate questions about their services.
Audit Fees
     KPMG billed the Company an aggregate of $353,800 for professional services rendered in the audit of our financial statements for the year ended December 31, 2007, the audit of certain of our subsidiaries and joint ventures, the audit of internal control over financial reporting as of December 31, 2007, the review of the quarterly financial statements included in our Form 10-Q reports filed with the SEC during 2007, the review of other filings we made with the SEC during 2007, and the provision of comfort letters and performance of related procedures in connection with the public offering of our common shares and Series D preferred shares in 2007.
     KPMG billed the Company an aggregate of $263,500 for professional services rendered in the audit of our financial statements for the year ended December 31, 2006, the audit of certain of our subsidiaries and joint ventures, the audit of management’s assessment on internal control over financial reporting as of December 31, 2006, the review of the quarterly financial statements included in our Form 10-Q reports filed with the SEC during 2006, the review of other filings we made with the SEC during 2006, and the provision of comfort letters and performance of related procedures in connection with the public offering of our common shares and Series C preferred shares in 2006.
Audit-Related Fees
     KPMG did not bill the Company for any audit-related services in 2007 and 2006.
Tax Fees
     KPMG billed the Company an aggregate of $192,942 in 2007 and $153,750 in 2006 for professional services rendered in the areas of tax return preparation and compliance, tax consulting and advice and tax planning, including REIT tax compliance, and U.S. and Canadian tax compliance. Of the $192,942 and $153,750 in tax fees billed for 2007 and 2006, respectively, a total of $148,892 and $140,860, respectively, was for tax return preparation and compliance and $44,050 and $12,890, respectively, was for tax consulting and advice and tax planning.
All Other Fees
     KPMG billed the Company an aggregate of $70,000 for other services in 2006 in connection with certain due diligence related services.
     The audit committee has adopted policies which require that the provision of services by the independent registered public accounting firm, and the fees therefor, be pre-approved by the audit committee. The policies are more particularly described in the section of this proxy statement titled “Company Governance – Audit Committee”. The services provided by KPMG in 2007 and 2006 were pre-approved by the audit committee in accordance with those policies.
     The audit committee considered whether KPMG’s provision of tax services in 2007 and 2006 was compatible with maintaining its independence from management and the Company, and determined that the provision of those services was compatible with its independence.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our trustees, executive officers and holders of more than 10% of a registered class of our equity securities and certain other persons, to file reports with the SEC regarding their ownership and changes in ownership of our equity securities.
     To our knowledge, based solely on a review of Forms 3, 4, 5 and amendments thereto furnished to us and written representations that no other reports were required, during and for the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our trustees, executive officers and greater than 10% beneficial owners were complied with in a timely manner, except for the following: Mark Peterson did not timely report his disposition of 959 shares; David Brain did not timely report his disposition of 13,339 shares; and Gregory Silvers did not timely report his disposition of 5,832 shares. Regarding the foregoing, all of the shares disposed by Messrs. Silvers and Peterson and the substantial portion of the shares disposed by Mr. Brain were made in conjunction with the payment of withholding taxes.

SHARE OWNERSHIP
Who are the largest owners of our common shares?
     Except as stated below, we know of no single person or group that is the beneficial owner of more than 5% of our common shares.

Name and address of	Amount and nature of		Percent of shares
beneficial owner	beneficial ownership		outstanding
The Vanguard Group, Inc.	1,821,488	(1)	6.5%
100 Vanguard Blvd. Malvern, PA 19355

Barclays Global	1,804,914	(2)	6.4%
Investors, N.A. 45 Fremont Street, 17th Floor San Francisco, CA 94105

Kayne Anderson Rudnick Investment	1,595,103	(3)	5.7%
Management, LLC

Principal Financial Group, Inc.	1,571,542	(4)	5.6%

(1)	Based solely on disclosures made by The Vanguard Group, Inc., filing as an investment adviser, in a report on Schedule 13G filed with the Securities and Exchange Commission.

(2)	Based solely on disclosures made by Barclays Global Investors, N.A. and its affiliates, filing on behalf of trust accounts for the economic benefit of the beneficiaries of such accounts, in a report on Schedule 13G/A filed with the Securities and Exchange Commission. Includes shares held by affiliates of Barclays Global Investors, N.A. Certain affiliates of Barclays Global Investors, N.A. have shared voting or investment power over some of the shares.

(3)	Based solely on disclosures made by Kayne Anderson Rudnick Investment Management, LLC, filing as an investment adviser, in a report on Schedule 13G filed with the Securities and Exchange Commission.

(4)	Based solely on disclosures made by Principal Financial Group, Inc. and Principal Global Investors, LLC, filing as a parent holding company or control person and as an investment adviser, respectively, in a report on Schedule 13G filed with the Securities and Exchange Commission. These two entities have shared voting power.
How many shares do our trustees and executive officers own?
     The following table shows as of March 20, 2008, the number of our common shares beneficially owned by each of our trustees, the nominees for trustee and our executive officers, and by all of the trustees and executive officers as a group. All information regarding beneficial ownership was furnished by the trustees, nominees and officers listed below.

	Amount and nature of	Percent of shares
Name of beneficial owners	beneficial ownership(1)	outstanding(1)
David M. Brain	860,877	3.1%
Robert J. Druten	40,575	*
James A. Olson	15,172	*
Morgan G. Earnest II	35,505	*
Barrett Brady	15,391	*
Gregory K. Silvers	200,151	*
Mark A. Peterson	56,744	*
Michael L. Hirons	16,864	*
All trustees and executive officers as a group (8 persons)	1,241,279	4.4%

*	Less than 1 percent.

(1)	Includes the following common shares which the named individuals have the right to acquire within 60 days under existing options: David M. Brain (499,573), Gregory K. Silvers (28,886), Mark A. Peterson (2,757), Michael L. Hirons (6,000), Robert J. Druten (30,832), James A. Olson (2,500), Morgan G. Earnest II (30,833) and Barrett Brady (7,500).
     The above table reports beneficial ownership in accordance with Rule 13d-3 under the Exchange Act and includes common shares underlying options that are exercisable within 60 days after March 20, 2008. This means all common shares over which trustees, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The persons identified in the table have sole voting and investment power over all shares described as beneficially owned by them.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS
Do I have a right to nominate trustees or make proposals for consideration by the shareholders?
     Yes. Our Declaration of Trust and Bylaws establish procedures which you must follow if you wish to nominate trustees or make other proposals for consideration at an annual shareholder meeting.
How do I make a nomination?
     If you are a common shareholder of record and wish to nominate someone for election to the Board of Trustees, you must give written notice to the Company’s Secretary. Your notice must be given not less than 60 days and not more than 90 days prior to the first anniversary of the date of the previous year’s meeting. A nomination received less than 60 days or more than 90 days prior to the first anniversary of the date of the previous year’s meeting will be deemed untimely and will not be considered. If you wish to nominate a person for election to the Board of Trustees at the 2009 annual meeting of shareholders, your notice must be given to the Company’s Secretary not earlier than February 6, 2009 or later than March 7, 2009. Your notice must include:
•	for each person you intend to nominate for election as a trustee, all information related to that person that is required to be disclosed in solicitations of proxies for the election of trustees in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the person’s written consent to being named in the proxy statement as a nominee and to serve as a trustee if elected),

•	your name and address and the name and address of any person on whose behalf you made the nomination, as they appear on the Company’s books, and

•	the number of common shares owned beneficially and of record by you and any person on whose behalf you made the nomination.
How do I make a proposal?
     If you are a common shareholder of record and wish to make a proposal to be considered at an annual shareholder meeting, you must give written notice to the Company’s Secretary. Pursuant to Rule 14a-8 of the SEC, your notice must be received at the Company’s executive offices not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s meeting. For a proposal to be considered at the 2009 annual shareholder meeting, the proposal must be received at the Company’s executive offices on or before December 12, 2008. Any proposal received less than 120 days before that date will be deemed untimely and will not be considered. Your notice must include:
•	a brief description of your proposal and your reasons for making the proposal,

•	your name and address and the name and address of any person on whose behalf you made the proposal, as they appear on the Company’s books,

•	any material interest you or any person on whose behalf you made the proposal have in the proposal, and

•	the number of common shares owned beneficially and of record by you and any person on whose behalf you made the proposal.
Are there any exceptions to the deadline for making a nomination or proposal?
     Yes. If the date of the annual meeting is scheduled more than 30 days prior to or more than 60 days after the anniversary date of the previous year’s meeting, your notice must be delivered:
•	not earlier than 90 days before the meeting; and

•	not later than (a) 60 days before the meeting or (b) the 10th day after the date we make our first public announcement of the meeting date, whichever is earlier
     If the Board increases the number of trustees to be elected but we do not make a public announcement of the increased Board or the identity of the additional nominees within 70 days prior to the first anniversary of the previous year’s meeting, your notice will be considered timely (but only with respect to nominees for the new positions created by the increase) if it is delivered to the Company’s Secretary not later than the close of business on the 10th day following the date of our public announcement.
Must the Board of Trustees approve my proposal?
     Our Declaration of Trust provides that the submission of any action to the shareholders for their consideration must first be approved by the Board of Trustees.
OTHER MATTERS
     As of the date of this proxy statement, we have not been presented with any other business for consideration at the annual meeting. If any other matter is properly brought before the meeting for action by the shareholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board of Trustees, or the judgment of the proxy holders if no recommendation is made.

MISCELLANEOUS
Proxy Solicitation
     The enclosed proxy is being solicited by the Board of Trustees. We will bear all costs of the solicitation, including the cost of preparing and mailing this proxy statement and the enclosed proxy card. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, telegram, facsimile, e-mail or personally by trustees, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of our transfer agent, will be paid by us.
Annual Report
     Our annual report to shareholders, containing financial statements for the year ended December 31, 2007, is being mailed with this proxy statement to all shareholders entitled to vote at the annual meeting. You must not regard the annual report as additional proxy solicitation material.
     We will provide without charge, upon written request to the Secretary of the Company at the address listed on the cover page of this proxy statement, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, filed with the Securities and Exchange Commission for the year ended December 31, 2007.
Shareholder Proposals for the 2009 Annual Meeting
     Shareholder proposals intended for inclusion in the proxy statement for the 2009 annual meeting must be received by the Company’s Secretary at 30 W. Pershing Road, Suite 201, Kansas City, Missouri 64108, within the time limits described in “Submission of Shareholder Proposals and Nominations.” Shareholder proposals and nominations must also comply with the proxy solicitation rules of the SEC.
By the order of the Board of Trustees

Gregory K. Silvers
Vice President, Chief Operating Officer, General
   Counsel and Secretary
April 11, 2008

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
 A  Proposals — The Board of Trustees unanimously recommends a vote FOR proposals 1 and 2.

1.	Election of Trustees:	For	Withhold		For	Withhold	+

	01 - Robert J. Druten	☐	☐	02 - David M. Brain	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008.	☐	☐	☐	3. To act upon any other matters that may properly come before the meeting.
 B  Non-Voting Items
Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity piease give your full title. If a corporation, please sign in full corporate name by President or other authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

		2 1 A V E P R 1	+
001CD40033	00V85C		016680_COMPANY_BLANKS_1_32713133/000007/000007/1

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Entertainment Properties Trust’s proxy statement is available at www.edocumentview.com/EPR and the annual report is available at www.edocumentview.com/EPR.
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENTERTAINMENT PROPERTIES TRUST

This proxy is solicited on behalf of the Board of Trustees for the
Annual Meeting of Shareholders on Wednesday, May 7,2008.
As a shareholder of Entertainment Properties Trust (the “Company”), I appoint Mark A. Peterson and Gregory K. Silvers as my attorneys-in-fact and proxies (with full power of substitution), and authorize each of them to represent me at the Annual Meeting of Shareholders of the Company to be held at the Leawood Town Centre 20 Theatre, 11701 Nall, Leawood, Kansas 66211, on Wednesday, May 7, 2008 at ten o’clock a.m., and at any adjournment of the meeting, and to vote the common shares of beneficial interest in the Company held by me as designated on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no choice is indicated on the proxy, the persons named as proxies intend to vote FOR all proposals.
PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE